SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8 – K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	May 15, 2002

National Service Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-3208	58-0364900

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1420 Peachtree Street, NE, Atlanta, Georgia 30309-3002
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code      (404) 853-1000

None
(Former name or former address, if changed since last report)

ITEM 4. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

At a meeting held on May 15, 2002, the Board of Directors of National Service Industries, Inc. (the “Company”) approved the engagement of PricewaterhouseCoopers LLP as its independent public accountant for the fiscal year ending August 31, 2002 to replace the firm of Arthur Andersen LLP (“AA”), who was dismissed by the Board of Directors as the independent public accountant of the Company effective May 16, 2002. The decision to retain PricewaterhouseCoopers LLP and to dismiss AA was recommended to the Board of Directors by the Audit Committee.

The reports of AA on the Company’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the registrant’s fiscal years ended August 31, 2001 and 2000, and the subsequent interim period, there were no disagreements with AA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of AA would have caused AA to make reference to the matter in their report.

There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K. The Company has requested AA to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated May 21, 2002 is filed as Exhibit 16 to this Form 8-K.

During the registrant’s fiscal years ended August 31, 2001 and 2000, and the subsequent interim period, the Company did not consult PricewaterhouseCoopers LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

ITEM 7. EXHIBITS

Exhibit 16	–	Letter of Arthur Andersen LLP regarding change in certifying accountant.
Exhibit 99	–	Press Release dated May 21, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, and in the capacity indicated.

Dated:   May 21, 2002

National Service Industries, Inc.

BY:   /s/ Brock A. Hattox

Chairman of the Board, President and Chief Executive Officer

BY:   /s/ Chester J. Popkowski

Executive Vice President and Chief Financial Officer